 Exhibit 10.6

Expion360 Inc.

Non-Employee Director Compensation Policy

Non-employee members of the board of directors (the “Board”) of Expion360 Inc., a Nevada corporation (the “Company”), shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy was amended and restated by the Board on October 16, 2025 (such time, the “Effective Time”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to equity awards granted pursuant to this Policy.

1.       Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall receive an annual cash retainer of $110,000 for service on the Board. In addition, the Non-Executive Chairperson of the Board shall receive an annual cash retainer of $80,000 for service as the Non-Executive Chairperson of the Board.

(b) Annual Retainers for Chairpersons of Committees. Each Non-Employee Director who chairs a Committee shall receive an annual cash retainer in addition to any cash retainer described in Section 1(a) in the following amounts:

(1) the Chairperson of the Audit Committee shall receive an annual cash retainer of $20,000 for such service;

(2) the Chairperson of the Compensation Committee shall receive an annual cash retainer of $15,000 for such service; and

(3) the Chairperson of the Nominating and Governance Committee shall receive an annual cash retainer of $10,000 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be paid on a semiannual basis by the Company not later than January 1st and July 1st of each year.

(d) No Meeting Fees. No meeting fees will be paid to any Non-Employee Director for attending any meetings of the Board or its committees.

2.       Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2021 Equity Incentive Plan (such plan, as it may be amended from time to time, the “Equity Plan”) or any other applicable Company equity plan then maintained by the Company and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan.

(a) Annual Awards. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) after the Effective Time and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically granted, on the date of such Annual Meeting, a restricted stock unit award with respect to common shares of the Company with a grant-date value based on the closing price per common share of the Company on the date of such Annual Meeting (or on the last preceding trading day if the date of the Annual Meeting is not a trading day) equal to $60,000. The awards described in this Section 2(a) shall be referred to as the “Annual Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an Annual Meeting shall receive only an Annual Award in connection with such election and shall not receive any Initial Award on the date of such Annual Meeting as well.

(b) Initial Awards. Except as otherwise determined by the Board, each Non-Employee Director who is initially elected or appointed to the Board after the Effective Time, on any date other than the date of an Annual Meeting, shall be automatically granted, on the date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”), a restricted stock unit award with respect to common shares of the Company with a grant-date value based on the closing price per common share of the Company on the Start Date (or on the last preceding trading day if the Start Date is not a trading day) equal to $60,000. The awards described in this Section 2(b) shall be referred to as the “Initial Awards”. For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award.

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(a) above.

(d) Vesting of Awards Granted to Non-Employee Directors.

(i) Annual Awards and Initial Awards. Each Annual Award and Initial Award shall vest and become exercisable on the earlier of: (i) the day immediately preceding the date of the first Annual Meeting following the date of grant and (ii) the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date. No portion of an Initial Award or Annual Award, as applicable, that is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter and any such unvested portion shall be terminated as of the date of such termination of service without any consideration therefor.

(ii) Accelerated Vesting. All of a Non-Employee Director’s Annual Awards and Initial Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time, subject to such Non-Employee Director’s continued service on the Board immediately prior to the occurrence of such Change in Control.

3.       Expense Reimbursement. Each Non-Employee Director will be reimbursed for any out-of-pocket expenses reasonably incurred by him or her in connection with services provided in such capacity.